EXHIBIT 10.20
DivX, Inc.
Summary of
2007 Cash Bonus Plan
General
•	Each named executive officer of DivX, Inc. (the “Company”) is included in the Company’s 2007 Cash Bonus Plan (the “Plan”).

•	The Plan provides for the payment of cash bonuses to the Company’s named executive officers based upon the achievement by the Company of specific 2007 quarterly and annual revenue and earnings before interest, taxes, depreciation and amortization (“EBITDA”) milestones referred to under the Plan as “Bronze,” “Silver,” “Gold” or “Platinum.”

•	Amounts received by named executive officers under the Plan are separate from any equity-based awards that the Compensation Committee will provide to such named executive officers.

•	The Board of Directors may change or modify the Plan at any time.
Metrics
•	If the Company achieves the Bronze level on a quarterly or annual basis, each of the Company’s named executive officers will receive quarterly and/or annual bonuses in 2007 equal to up to an aggregate of 40% of base salary.

•	If the Company achieves the Silver level on a quarterly or annual basis, each of the Company’s named executive officers will receive quarterly and/or annual bonuses in 2007 equal to up to an aggregate of 80% of base salary.

•	If the Company achieves the Gold level on a quarterly or annual basis, each of the Company’s named executive officers will receive quarterly and/or annual bonuses in 2007 equal to up to an aggregate of 80% to 200% of base salary, depending on the exact amount of revenue received and EBITDA obtained by the Company in 2007.

•	If the Company achieves the Platinum level for the year, each of the Company’s named executive officers will receive the bonus such officer would be entitled to receive if the Company had achieved the Gold level for the year, and will also be entitled to receive a ratable portion of 10% of the amount by which the EBITDA obtained by the Company for the year, less capital expenses in excess of the budget previously approved by the Company’s Board of Directors, exceeds the top range of the EBITDA milestone for the Gold level for the year.

Bonus Calculations and Payments
•	Annual targets will be divided into seasonally forecast quarterly targets.

•	In order to get the full payout at any level (Gold, Silver, or Bronze), both annual and quarterly targets must be achieved.

•	Payments will be paid in arrears for the prior performance period (whether annually or quarterly) subsequent to the Audit Committee’s approval of financial results.

•	Each quarterly target, when and if attained, shall generate one-half of the total eligible percentage calculation and payout, multiplied by one quarter. Thus, if all quarterly targets are achieved, one-half of the total eligible percentage bonus shall be paid on a quarterly basis. If a quarterly target is missed, the eligible bonus payable for such quarter is not eligible for reclamation in future quarters.

•	The annual target(s), if achieved, will lead to the “other” half of the percentage-calculated payout after the close of the year.